Exhibit 10.11

PENN VIRGINIA CORPORATION

AMENDED AND RESTATED
EMPLOYEE CHANGE OF CONTROL SEVERANCE AGREEMENT

This Amended and Restated Employee Change of Control Severance Agreement (“Agreement”) between Penn Virginia Corporation, a Virginia corporation (the “Company”), and John A. Brooks (“Employee”) is made and entered into effective as of October 26, 2011 (the “Effective Date”).

WHEREAS, Employee is a key employee of the Company; and

WHEREAS, the Company and Employee previously entered into that certain Amended and Restated Employee Change of Control Severance Agreement dated October 17, 2008 (the “Prior Agreement”); and

WHEREAS, the Company and Employee desire to amend and restate the Prior Agreement to increase Employee’s change of control severance benefits; and

WHEREAS, the Board of Directors of the Company (the “Board”) has authorized and directed the Company to enter into this Agreement;

THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee agree as follows:

1.	Term of Agreement.
A.	The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue in effect through the first anniversary of the Effective Date; provided, however, that commencing on the first day following the Effective Date and on each day thereafter, the Term of this Agreement shall automatically be extended for one additional day unless the Company shall give written notice to Employee that the Term shall cease to be so extended, in which event this Agreement shall terminate on the first anniversary of the date such notice is given.
B.	Notwithstanding anything in this Agreement to the contrary, if a Change of Control occurs during the Term of this Agreement, the Term shall automatically be extended until, and shall terminate on, the 12-month anniversary of the date of the Change of Control.
C.	Termination of this Agreement shall not alter or impair any rights of Employee arising hereunder on or before such termination.

2.	Certain Definitions.
A.	“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
B.	“Bonus” shall mean an amount equal to the highest annual cash bonus paid or payable to Employee by the Company during the two-year period prior to Employee’s termination of employment.
C.	“Cause” shall mean (i) the willful and continued failure by Employee to substantially perform Employee’s duties with the Company or any Affiliate (other than any such failure resulting from Employee’s incapacity due to physical or mental illness), (ii) Employee is convicted of a felony, (iii) Employee willfully engages in gross misconduct materially and demonstrably injurious to the Company or any Affiliate or (iv) Employee commits one or more significant acts of dishonesty as regards the Company or any Affiliate. For purposes of clause (i) of this definition, no act, or failure to act, on Employee’s part shall be deemed “willful” unless done, or omitted to be done, by Employee not in good faith and without reasonable belief that Employee’s act, or failure to act, was in the best interest of the Company.
D.	“Change of Control” shall mean the occurrence of any of the following:
(i)	any Person or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding voting securities;
(ii)	during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii) or (v) of this Change of Control definition and excluding any individual whose initial assumption of office occurs as a result of either (a) an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or (b) an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason (other than retirement) to constitute at least a majority thereof;

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(iii)	the shareholders of the Company approve the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 75% of the combined voting power of the voting securities of the Company (or such surviving entity or parent entity, as the case may be) outstanding immediately after such merger or consolidation;
(iv)	the shareholders of the Company approve a plan of complete liquidation of the Company; or
(v)	the sale or disposition by the Company of all or substantially all of the assets of the Company.
E.	“Person” shall mean an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.
F.	“Protected Period” shall mean the 12-month period beginning on the effective date of a Change of Control.
G.	“Termination Base Salary” shall mean that amount equal to Employee’s annual base salary with the Company at the rate in effect immediately prior to the Change of Control or, if a greater amount, Employee’s annual base salary at the rate in effect at any time thereafter.
3.	Change of Control Severance Benefits.

If the Company terminates Employee’s employment during the Protected Period other than (i) for Cause or (ii) due to Employee’s inability to perform the primary duties of his position for at least 180 consecutive days due to a physical or mental impairment, Employee shall receive the following compensation and benefits from the Company subject to the execution (and non-revocation within eight days thereafter) and delivery to the Company of a release, substantially in the form attached as Exhibit A hereto, with such changes as the Company reasonably determines must be made to comply with applicable law at the time of such execution (the “Release”):

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A.	The Company shall, at the time provided in Section 3E, pay to Employee in a lump sum, in cash, an amount equal to two times the sum of Employee’s (i) Termination Base Salary and (ii) Bonus.
B.	Except to the extent any awards related to Company stock have already vested or become exercisable, as the case may be, under the Company’s Seventh Amended and Restated 1999 Employee Stock Incentive Plan (the “Plan”), or under any successor or other similar plan, as of the date of Employee’s termination of employment (i) all restricted shares of Company stock shall become 100% vested and all restrictions thereon shall lapse and the Company shall promptly deliver to Employee unrestricted shares of Company stock, (ii) all Company restricted stock units of Employee shall become 100% vested and all restrictions thereon shall lapse and the Company shall promptly deliver to Employee cash or unrestricted shares of Company stock and (iii) each outstanding Company stock option of Employee shall become 100% exercisable and shall, notwithstanding anything stated to the contrary in the Plan, any successor or other similar plan or any option agreement related thereto, remain exercisable for the remainder of such option’s term or three years, whichever is less. To the extent payment with respect to any restricted stock or restricted stock unit award under clause (i) or clause (ii) above constitutes a payment event for purposes of section 409A of the Internal Revenue Code of 1986, as Amended, (the “Code”), payment shall be made at the time specified hereunder only if the transaction constituting a Change of Control is a “change in control event” within the meaning given such term under section 409A of the Code and the regulations thereunder. If the transaction constituting a Change of Control is not a “change in control event” within the meaning given such term under section 409A of the Code and the regulations thereunder, payment with respect to any restricted or phantom unit award under clause (i) or clause (ii) above shall be made at such time or times as set forth in the Plan, or any successor or other similar plan or any grant agreement related thereto.
C.	Within one week following the eighth day after the execution (without revocation) of the Release, the Company shall provide to Employee a release substantially in the form attached hereto as Exhibit B, with such changes as the Company reasonably determines must be made to comply with applicable law at the time of such execution. If the Company does not provide the release required pursuant to this subsection C, the Release shall be null, void and without effect, and Employee shall still receive all of the payments and benefits described in subsections A and B above.

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D.	The Company may withhold from any amounts or benefits payable under this Agreement all such amounts as it shall be required to withhold pursuant to any applicable law or regulation.
E.	Payment of the amounts described in subsections A and B above shall be made within 30 days of Employee’s date of termination (provided that the Release has been executed and has not been revoked) and shall be made by mail to the last address provided for notices to Employee pursuant to Section 9 of this Agreement. Any payment not timely made by the Company under this Agreement shall bear interest at 18% per annum or, if less, at the highest nonusurious rate permitted by applicable law.
This Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Code. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” within the meaning of such term under section 409A of the Code and each payment under this Agreement shall be treated as a separate payment. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
Notwithstanding any provision of this Agreement to the contrary, if, at the time of Employee’s “separation from service” with the Company, the Company has securities which are publicly traded on an established securities market and Employee is a “specified employee” (as defined in section 409A of the Code) and it is necessary to postpone the commencement of any compensation payments or benefits otherwise payable pursuant to this Agreement as a result of such “separation from service” to prevent any accelerated or additional tax under section 409A of the Code, then the Company will postpone the commencement of the payment of any such compensation payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Employee) that are not otherwise paid within the “short-term deferral exception” under Treas. Reg. section 1.409A-1(b)(4) and the “separation pay exception” under Treas. Reg. section 1.409A-1(b)(9)(iii), until the first payroll date that occurs after the date that is six months following Employee’s “separation from service” with the Company. If any payments are postponed due to such requirements, such amounts will be paid in a lump sum to Employee on the first payroll date that occurs after the date that is six months following Employee’s “separation from service” with the Company. If Employee dies during the postponement period prior to the payment of the postponed amount, the amounts postponed on account of section 409A of the Code shall be paid to the personal representative of Employee’s estate within 60 days after the date of Employee’s death. In no event shall Employee, directly or indirectly, designate the calendar year of payment.

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4.	Restrictive Covenants.
A.	Confidential Information. Employee recognizes and acknowledges that, by reason of his employment by and service to the Company, he has had and will continue to have access to confidential information of the Company and its Affiliates, including, without limitation, analyses, interpretations, compilations, reports, reservoir data, geologic and geophysical data, maps, models, financial data, environmental data, information and knowledge pertaining to products and services offered, plans, trade secrets, proprietary information, customer lists and relationships among the Company and its Affiliates and distributors, customers, suppliers and others who have business dealings with the Company and its Affiliates (“Confidential Information”). Employee acknowledges that such Confidential Information is a valuable and unique asset and covenants that he will not, either during or after his employment by the Company, disclose any such Confidential Information to any Person for any reason whatsoever without the prior written consent of the Board, unless such information is in the public domain through no fault of Employee or except as may be required by law.
B.	Non-Solicitation. Employee shall not, directly or indirectly, during his employment by the Company and for a period of two years thereafter, solicit or divert business from, or attempt to convert any account or customer of the Company or any of its Affiliates, whether existing at the date hereof or acquired during Employee’s employment.
5.	Equitable Relief.
A.	Employee acknowledges that the restrictions contained in Section 4 hereof are reasonable and necessary to protect the legitimate interests of the Company and its Affiliates, that the Company would not have entered into this Agreement in the absence of such restrictions and that any violation of any provision of those Sections will result in irreparable injury to the Company. Employee further represents and acknowledges that (i) he has been advised by the Company to consult his own legal counsel in respect of this Agreement and (ii) he has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with his counsel.

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B.	Employee agrees that the Company or any Affiliate shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages or posting a bond, as well as to an equitable accounting of all earnings, profits and other benefits arising from any violation of Section 4 hereof, which rights shall be cumulative and in addition to any other rights or remedies to which the Company or any Affiliate may be entitled. In the event that any of the provisions of Section 4 hereof should ever be adjudicated to exceed any limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum limitations permitted by applicable law.
C.	Employee irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of Section 4 hereof, including without limitation, any action commenced by the Company or any Affiliate for preliminary and permanent injunctive relief or other equitable relief, may be brought in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Philadelphia, Pennsylvania, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding and (iii) waives any objection which Employee may have to the laying of venue of any such suit, action or proceeding in any such court. Employee also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 9 hereof. In the event of a lawsuit by either party to enforce the provisions of Section 4 of this Agreement, the prevailing party shall be entitled to recover reasonable costs, expenses and attorneys’ fees from the other party.
6.	No Mitigation.

Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise nor shall the amount of any payment or benefit provided for in this Agreement be reduced as the result of employment by another employer or self-employment or offset against any amount claimed to be owed by Employee to the Company or otherwise, except that Employee shall waive, in a manner acceptable to the Company in its reasonable judgment, all rights to receive any severance payments or benefits that Employee is entitled to receive pursuant to any other Company severance plan or program.

7.	Successor Agreement.

The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to, and each successor shall, assume expressly in writing prior to the effective date of such succession and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place. Failure of the successor to so assume as provided herein shall constitute a breach of this Agreement and entitle Employee to the payments and benefits hereunder as if triggered by a termination of Employee by the Company other than for Cause on the date of such succession.

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8.	Indemnity.

In any situation where under applicable law the Company has the power to indemnify, advance expenses to and defend Employee in respect of any judgments, fines, settlements, losses, costs or expenses (including attorneys’ fees) of any nature related to or arising out of Employee’s activities as an agent, employee, officer or director of the Company or any Affiliate or in any other capacity on behalf of or at the request of the Company or any Affiliate, then the Company or any Affiliate shall promptly on written request, fully indemnify Employee, advance expenses (including attorneys’ fees) to Employee and defend Employee to the fullest extent permitted by applicable law, including but not limited to making such findings and determinations and taking any and all such actions as the Company or any Affiliate may, under applicable law, be permitted to take so as to effectuate such indemnification, advancement or defense. Such agreement by the Company shall not be deemed to impair any other obligation of the Company respecting Employee’s indemnification or defense otherwise arising out of this or any other agreement or promise of the Company under any statute.

9.	Notices.

All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as set forth below or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

If to the Company:

Four Radnor Corporate Center

Suite 200

100 Matsonford Road

Radnor, Pennsylvania 19087

If to Employee:

The address included in the Company’s records for purposes of delivering Employee’s Form W-2s.

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10.	Arbitration.

Any dispute about the validity, interpretation, effect or alleged violation of this Agreement, other than with respect to Section 4 or 5 (an “arbitrable dispute”), must be submitted to confidential arbitration in Philadelphia, Pennsylvania. Arbitration shall take place before an experienced employment arbitrator licensed to practice law in such state and selected in accordance with the Model Employment Arbitration Procedures of the American Arbitration Association. Arbitration shall be the exclusive remedy of any arbitrable dispute. The Company shall bear all fees, costs and expenses of arbitration, including its own, those of the arbitrator and those of Employee unless the arbitrator provides otherwise with respect to the fees, costs and expenses of Employee; in no event shall Employee be chargeable with the fees, costs and expenses of the Company or the arbitrator. The Company shall advance to Employee all expenses incurred by Employee in connection with an arbitrable dispute and, if the arbitrator determines that Employee is the losing party in such dispute, Employee shall reimburse such expenses to the Company unless the arbitrator provides otherwise. Should any party to this Agreement pursue any arbitrable dispute by any method other than arbitration, the other party shall be entitled to recover from the party initiating the use of such method all damages, costs, expenses and attorneys’ fees incurred as a result of the use of such method. Notwithstanding anything herein to the contrary, nothing in this Agreement shall purport to waive or in any way limit the right of any party to seek to enforce any judgment or decision on an arbitrable dispute in a court of competent jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts in Philadelphia, Pennsylvania for the purposes of any proceeding arising out of this Agreement.

11.	Governing Law.

This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to conflicts of law principles.

12.	Entire Agreement.

This Agreement is an integration of the parties’ agreement and no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

13.	Severability.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

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14.	Amendment and Waivers.

No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is (a) agreed to in writing and signed by Employee and the Company and (b) approved by the Chairperson of the Company’s Compensation and Benefits Committee. No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company and Employee have executed this Agreement effective for all purposes as of the Effective Date.

PENN VIRGINIA CORPORATION

By:	/s/ Nancy M. Snyder
	Name:	Nancy M. Snyder
	Title:	Executive Vice President and Chief Administrative Officer

EMPLOYEE

/s/ John A. Brooks
John A. Brooks

Exhibit A

RELEASE OF EMPLOYER

THIS RELEASE, made and entered into on this ______ day of __________, 20_, by __________________________, of ____________________________ (“Employee”).

WITNESSETH:

WHEREAS, Penn Virginia Corporation (hereinafter “Employer”) currently employs Employee as its ___________________________, but Employee’s employment [will terminate/has terminated] effective as of _______________, 20__; and

WHEREAS, Employer and Employee have entered into an Employee Change of Control Severance Agreement dated as of _______________, 20__ (the “Severance Agreement”) in connection with the termination of Employee’s employment;

NOW, THEREFORE, for the consideration described herein, Employee, intending to be legally bound, hereby agrees as follows:

1. For and in consideration of (a) the benefits to be paid to Employee under the Severance Agreement and (b) the Release executed by Employer pursuant to Section 3.C. of the Severance Agreement (the “Employee Release”), Employee does hereby REMISE, RELEASE, AND FOREVER DISCHARGE Employer and each of its subsidiaries and affiliates, and each of their respective officers, directors, shareholders, unitholders, partners, employees and agents and their respective successors and assigns, heirs, executors and administrators (hereinafter in this paragraph collectively referred to as “Employer”), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which he ever had, now has, or hereafter may have, or which his heirs, executors or administrators hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of time to the date of this Release including and arising from or relating in any way to his employment relationship or the termination of that employment relationship with Employer, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, including any claims under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. §621 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq., the Pennsylvania Human Relations Act, the Employee Retirement Income Security Act of 1974, as amended, any contracts between Employer and Employee, any common law claims now or hereafter recognized and all claims for counsel fees and costs. Employee expressly waives all rights afforded by any statute or otherwise which expressly limit the effect of a release with respect to unknown claims. Employee acknowledges the significance of this release of unknown claims and the waiver of any protection against a release of unknown claims. Notwithstanding the foregoing, Employee shall be entitled to enforce the terms of the Employee Release and any employee benefit plan of Employer in which Employee is, on the date of this Release, due a benefit, and to be indemnified by Employer as to any liability, cost or expense for which Employee would have been indemnified during employment, in accordance with the bylaws of Employer, for actions taken on behalf of Employer within the scope of his employment by Employer.

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2. Employee further agrees, covenants and promises that he will not in any way communicate the terms of this Release to any person other than his immediate family, his attorney and his financial consultant or when necessary to enforce this Release or to advise a third party of his obligations under this Release. Employee agrees not to disparage the name, business reputation or business practices of Employer, or any of its subsidiaries or affiliates, or their respective officers, employees and directors.

3. Employee certifies he has read the terms of this Release and specifically the release in Section 1, that he has the opportunity to discuss this Release with his attorney, and that he understands the terms and effects of this Release. Employee acknowledges, further, that he is executing this Release of his own volition, with a full understanding of the terms and effects thereof and with the intention of releasing all claims recited herein in exchange for the consideration described above, which he acknowledges is adequate and satisfactory. No representations have been made to Employee concerning the terms or effects of this Release, other than those contained herein.

4. Employee hereby acknowledges that he has the right to consider this Release and the release in Section 1 for a period of 21 days prior to execution. Employee also understands that he has the right to revoke this Release for a period of seven days following execution by giving written notice to Penn Virginia Corporation, Attention: General Counsel, Four Radnor Corporate Center, Suite 200, 100 Matsonford Road, Radnor, PA  19087, in which event the provisions of this Release shall be null and void, and Employer and Employee shall each have the rights, duties, obligations and remedies afforded by applicable law.

5. Employee further acknowledges and agrees that if he materially violates any of his obligations or covenants set forth in this Release (and has not cured such violation within 10 days of receiving written notice of such violation from Employer), he will forfeit all payments made to him under the Severance Agreement and any and all future payments and benefits thereunder, hereunder and under the Employee Release shall immediately terminate as of the violation.

6. The invalidity or unenforceability of any provision of this Release shall not affect the validity or enforceability of any other provision of this Release, which shall remain in full force and effect.

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7. This Release shall be interpreted and enforced under the laws of the Commonwealth of Pennsylvania. This Release shall be binding and shall inure to the benefit of Employer’s permitted successors and assigns.

IN WITNESS WHEREOF, Employee executed this Release on the day and year first above written.

ATTEST:

Witness	Employee

Exhibit B

RELEASE OF EMPLOYEE

THIS RELEASE, made and entered into on this ______ day of __________, 200_, by PENN VIRGINIA CORPORATION (hereinafter “Employer”), with its principal office at Four Radnor Corporate Center, Suite 200, 100 Matsonford Road, Radnor, PA 19087.

WITNESSETH:

WHEREAS, Employer currently employs ____________________ (“Employee” as its ___________________________, but Employee’s employment [will terminate/has terminated] effective as of _______________, 200__; and

WHEREAS, Employer and Employee have entered into an Employee Change of Control Severance Agreement dated as of _______________, 200__ (the “Severance Agreement”) in connection with the termination of Employee’s employment;

NOW, THEREFORE, for the consideration described herein, Employer, intending to be legally bound, hereby agrees as follows:

1. In consideration of the Release executed by Employee pursuant to Section 3 of the Severance Agreement (the “Employer Release”), but effective only upon such Employer Release becoming irrevocable, Employer, and on behalf of each of its parent, subsidiaries and affiliates, each of their respective officers, directors shareholders and unitholders, and their respective successors and assigns, heirs, executors and administrators (hereinafter collectively included within the term "Employer"), does hereby REMISE, RELEASE, AND FOREVER DISCHARGE Employee, his assigns, heirs, executors and administrators (hereinafter collectively included within the term "Employee"), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which it ever had, now has, or hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of Employee's employment with Employer to the date of this Release arising from or relating in any way to Employee's employment relationship or the termination of his employment relationship with Employer, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, any contracts between Employer and Employee, any common law claims now or hereafter recognized and all claims for counsel fees and costs, but in no event shall this Release apply to an act of fraud or any action outside the scope of Employee's employment nor to Employer’s enforcement of the terms of the Employer Release.

2. Employer certifies it has read the terms of this Release and specifically the release in Section 1, that it has the opportunity to discuss this Release with its attorney, and that it understands the terms and effects of this Release. Employer acknowledges, further, that it is executing this Release of its own volition, with a full understanding of the terms and effects thereof and with the intention of releasing all claims recited herein in exchange for the consideration described above, which it acknowledges is adequate and satisfactory. No representations have been made to Employer concerning the terms or effects of this Release, other than those contained herein.

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3. The invalidity or unenforceability of any provision of this Release shall not affect the validity or enforceability of any other provision of this Release, which shall remain in full force and effect.

4. This Release shall be interpreted and enforced under the laws of the

Commonwealth of Pennsylvania. This Release shall be binding and shall inure to the benefit of Employer’s permitted successors and assigns.

IN WITNESS WHEREOF, Employer executed this Release on the day and year first above written.

ATTEST:	PENN VIRGINIA CORPORATION

By:
Name:
Title:

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